SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form 8-K

                                 Current Report


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                     Date of Report (Date of earliest event
                            reported) April 16, 1998

                          COMMISSION FILE NO.: 0-23126


                             RELIANCE BANCORP, INC.
             (Exact name of registrant as specified in its charter)


             Delaware                                  11-3187176
             --------                                  ----------
(State or other Jurisdiction of Incorporation        (IRS Employer or
           organization)                              Identification No.)


585 Stewart Avenue, Garden City, New York                  11530
-----------------------------------------                  -----
(Address of principal executive officer)                 (Zip Code)


Registrant's telephone number, including area code:    (516) 222-9300
                                                       --------------

Item 5.           Other Events

     On April 16, 1998, Reliance Bancorp, Inc. reported net income of $4.7 million for the quarter ended March 31, 1998, an increase of $535,000, or 13.0%, from $4.1 million for the quarter ended March 31, 1997. Diluted earnings per share rose to $0.48 from $0.47 for the quarter ended March 31, 1997. Net income for the nine months ended March 31, 1998 was $14.3 million as compared to $6.6 million for the nine months ended March 31, 1997. Net income for the nine months ended March 31, 1997 reflects a one time charge to income of $8.25 million for the Company's share of recapitalizing the Savings Association Insurance Fund ("SAIF"). Results of operations for the three and nine months ended March 31, 1998 reflect the acquisition of Continental Bank at the close of business on October 17, 1997.

     As of March 31, 1998, total assets were $2.2 billion, deposits were $1.6 billion and total stockholders' equity was $193.8 million. At March 31, 1998, the Company had 9,627,726 common shares outstanding with a tangible book value per share of common stock of $13.89.

Item 7 (c).       Exhibits

     Exhibit 99.1 Press Release reporting the Company's third quarter fiscal year 1998 results.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.





                                    By: /s/ Raymond A. Nielsen
                                        -----------------------
                                        Raymond A. Nielsen
                                        President and
                                        Chief Executive Officer



Dated:    April 16, 1998